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DRAFT NEWS RELEASE

ATI Physical Therapy Reports First Quarter 2021 Financial Results

Experienced Steady Improvement in Visits Volume as COVID-19 Disruption Lessens

Executed on Growth Plans through Expansion of Clinics and New Direct-to-Employer Contracts

BOLINGBROOK, IL – May 20, 2021 – ATI Physical Therapy (“ATI” or the “Company”), one of the nation’s largest providers of outpatient physical therapy services, today reported financial results for the first quarter of 2021 ended March 31, 2021.

“ATI Physical Therapy saw a promising start to the year, with overall volume steadily increasing through the first quarter as COVID-19 vaccination rates rose and the United States gradually reopens. While certain geographies currently exceed 100% of pre-COVID visit volumes (2019 comparative), others are still in process of recovering. Across our portfolio, visit volumes were in the high 70%’s of pre-COVID levels as we entered 2021, increasing to approximately 83% as we exited April 2021,” said Labeed Diab, Chief Executive Officer of ATI Physical Therapy.

Mr. Diab continued, “Our team executed across the board in the first four months of 2021, entering into six direct-to-employer contracts; adding four new clients in our ATI Worksite Solutions business; and opening 14 new clinics, which put us on track to achieve our de novo development targets for the year.”

“As we look ahead to the remainder of 2021, we are focused on accelerating hiring to serve outsized demand in specific markets, continuing our growth with a fast pace of new clinic openings and new potential strategic partnerships, and maintaining a high NPS score above 75,” concluded Mr. Diab.

“As visits increased each month, we were able to better leverage fixed costs and improve labor productivity. As volume continues to recover, we are excited to fully utilize our platform and deliver margin improvements,” said Joe Jordan, Chief Financial Officer of ATI Physical Therapy.

April YTD 2021 Business Highlights

•	Entered into six direct-to-employer contracts, adding to our ATIFirst service offering

•

Opened 14 new clinics with locations in Texas, Massachusetts, Michigan, Georgia, and South Carolina; twelve of which are de novo sites, and the other two clinics were added through the Company’s acqui-novo process

•	Added four new clients and expanded offerings into 11 new locations in the ATI Worksite Solutions business

First Quarter 2021 Financial Highlights

•	Net operating revenue was $149.1 million, compared to $182.7 million in the first quarter of 2020, a decrease of 18.4% year over year.

•	Net loss before taxes was $28.3 million, compared to $9.9 million in the first quarter of 2020, an increase of 186.3% year over year.

•	Adjusted EBITDA(1) was $5.6 million, compared to $26.5 million in the first quarter of 2020, a decrease of 78.9% year over year.

•

As of the end of the first quarter 2021, cash and cash equivalents totaled $97.7 million and the revolving credit facility remained undrawn with available capacity of $68.8 million, net of letters of credit.

•	Visits per day, net operating revenue, loss before taxes, and adjusted EBITDA for each of the first four months of 2021 were as follows ($’s in MM):

	January	February	March	April (2)
Visits per Day (000’s)	18.3	19.3	20.8	21.0
Net Operating Revenue	$44.7	$46.7	$57.7	$55.3
Loss Before Taxes	$(15.2)	$(8.4)	$(4.7)	$(1.7)
margin	(34.0)%	(18.0)%	(8.1)%	(3.1)%
Adjusted EBITDA(1)	$(3.0)	$2.1	$6.5	$8.4
margin	(6.7)%	4.5%	11.3%	15.2%

(1)

A full reconciliation of our non-GAAP results to our GAAP results is included in the accompanying tables. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

(2)

The preliminary financial data for the month ended April 30, 2021 for the Company have been prepared by the Company’s management and are based on the books and records available to us, and neither the Company’s nor Fortress Value Acquisition Corp. II’s, a Delaware corporation (“Parent”), independent registered public accounting firm has audited, reviewed, compiled, examined or performed any procedures with respect to the preliminary financial information, nor have they expressed any opinion or any other form of assurance on the information.

About ATI Physical Therapy

At ATI Physical Therapy, we are passionate about potential. Every day, we restore it in our patients and activate it in our team members in our 884 clinics (and 22 clinics under management service agreements) across the U.S. as of April 30, 2021. With outcomes from more than 2.5 million unique patient cases, ATI is making strides in the industry by setting quality standards that deliver predictable outcomes for our patients with musculoskeletal (MSK) issues. ATI’s offerings span across a broad spectrum for MSK-related issues. From preventative services in the workplace and athletic training support to home health, outpatient clinical services and online physical therapy via its online platform, CONNECT™, a complete list of our service offerings can be found at ATIpt.com. ATI is based in Bolingbrook, Illinois.

Forward-Looking Statements

All statements other than statements of historical facts contained in this communication are forward-looking statements. Forward-looking statements may generally be identified by the use of words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or other similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates of financial and performance metrics and market opportunity. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Wilco’s (as defined below) management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of Wilco and Parent (as defined below). These forward-looking statements are subject to a number of risks and uncertainties, including (i) changes in domestic and foreign business, market, financial, political and legal conditions; (ii) the inability of the parties to successfully or timely consummate the proposed business combination among Fortress Value Acquisition Corp. II, a Delaware corporation (“Parent”), Wilco Holdco, Inc., a Delaware corporation (the “Wilco”), and FVAC Merger Corp. II, a Delaware corporation and a direct, wholly-owned subsidiary of Parent (the “Business Combination”), including the risk that (a) the approval of the stockholders of Parent is not obtained or (b) legal or regulatory developments (such as the SEC’s recently released statement on accounting and reporting considerations for warrants in SPACs) could cause unforeseen delays in the timing of the Business Combination and negatively impact the trading price of Parent’s securities and the attractiveness of the Business Combination to investors; (iii) the ability to maintain the listing of the combined company’s securities on NYSE; (iv) the inability to complete the concurrent private equity offering in connection with the Business Combination; (v) the risk that the proposed Business Combination disrupts current plans and operations of Parent or Wilco as a result of the announcement and consummation of the transaction described herein; (vi) the risk that any of the conditions to closing are not satisfied in the anticipated manner or on the anticipated timeline; (vii) the failure to realize the anticipated benefits of the proposed Business Combination; (viii) risks relating to the uncertainty of the projected financial information with respect to Wilco and costs related to the proposed Business Combination; (ix) risks related to the rollout of Wilco’s business strategy and the timing of expected business milestones; (x) the effects of competition on Wilco’s future business and the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (xi) risks related to political and macroeconomic uncertainty; (xii) the outcome of any legal proceedings that may be instituted against Parent, Wilco or any of their respective directors or officers, following the announcement of the potential transaction; (xiii) the amount of redemption requests made by Parent’s public stockholders; (xiv) the ability of Parent’s or the combined company to issue equity or equity-linked securities or obtain debt financing in connection with the proposed Business Combination or in the future; (xv) the impact of the global COVID-19 pandemic on any of the foregoing risks; and (xvi) those factors discussed in Parent’s definitive proxy statement relating to the proposed Business Combination filed with the SEC on May 14, 2021 under the heading “Risk Factors,” and other documents of Parent’s filed, or to be filed, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Parent nor Wilco presently know or that Parent and Wilco currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, the forward-looking statements in this communication reflect Wilco’s expectations, plans or forecasts of future events and views as of the date of this communication. Parent and Wilco anticipate that subsequent events and developments will cause Wilco’s assessments with respect to these forward-looking statements to change. However, while Parent and Wilco may elect to update these forward-looking statements at some point in the future, Parent and Wilco specifically disclaim any obligation to do so, unless required by applicable law. These forward-looking statements should not be relied upon as representing Parent’s and Wilco’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA” and “Adjusted EBITDA Margin.” We believe Adjusted EBITDA and Adjusted EBITDA Margin assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA and Adjusted EBITDA Margin are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of cash available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Additional Information About the Proposed Business Combination and Where To Find It

This communication is being made in respect of the proposed Business Combination involving Parent and Wilco. Parent filed a definitive proxy statement relating to the proposed Business Combination with the SEC on May 14, 2021. This communication does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the proposed Business Combination. Parent’s stockholders and other interested persons are advised to read the definitive proxy statement and any other documents filed, in connection with Parent’s solicitation of proxies for its special meeting of stockholders to be held to approve the proposed Business Combination and other matters, as these materials contain important information about Parent, Wilco and the proposed Business Combination.

Stockholders of Parent can obtain copies of the proxy statement and other documents filed with the SEC, without charge at the SEC’s website at www.sec.gov. In addition, the documents filed by Parent may be obtained free of charge from Parent at https://www.fortressvalueac2.com/sec-filings or upon written request to Parent at 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Investor Relations, or by calling (212) 798-6100.

The Company’s consolidated condensed financial statements for the quarterly period ended March 31, 2021 and the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the same period will be filed by Parent with the SEC as additional proxy soliciting materials under Rule 14a-6, which can be viewed through the SEC’s EDGAR website at www.sec.gov. A link to Parent’s SEC filings can be found at https://www.fortressvalueac2.com/sec-filings. The Company’s financial statements were prepared solely by management of the Company and are the exclusive responsibility of the Company. Neither Parent nor its independent auditors have reviewed, approved or verified such financial statements.

Investor Contact:

Joanne Fong

SVP, Treasurer and Investor Relations

630-296-2222 x 7131

investors@atipt.com

Media Contact:

Clifton O’Neal

Director, Corporate Communications

630-296-2222 x 7993

Clifton.Oneal@atipt.com

ATI Physical Therapy

Reconciliation of GAAP to Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	(Preliminary) (5) Month ended	Three months ended
	April 30, 2021	March 31, 2021	March 31, 2020
Loss before taxes	$(1,677)	$(28,333)	$(9,898)
Plus (minus):
Net income attributable to non-controlling interest	(433)	(1,309)	(1,330)
Interest expense, net	4,846	16,087	17,858
Interest expense on redeemable preferred stock	1,862	5,308	4,377
Depreciation and amortization expense	3,114	9,619	9,985

EBITDA	$7,712	$1,372	$20,992
Transaction and integration costs (1)	357	2,918	868
Share-based compensation	144	504	494
Pre-opening de novo costs (2)	139	434	594
Reorganization and severance costs (3)	20	362	1,142
Business optimization costs (4)	—	—	2,397

Adjusted EBITDA (Non-GAAP measure)	$8,372	$5,590	$26,487

(1)	Represents costs related to the Business Combination, acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company
(2)	Represents renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening
(3)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions
(4)

Represents non-recurring costs to optimize our platform and ATI transformative initiatives. Costs primarily related to duplicate costs driven by IT and Revenue Cycle Management (“RCM”) conversions, labor related costs during the transition of key positions and other incremental costs /driving optimization initiatives

(5)

The preliminary financial data for the month ended April 30, 2021 for the Company have been prepared by the Company’s management and are based on the books and records available to us and neither the Company’s nor Parent’s independent registered public accounting firm has audited, reviewed, compiled, examined or performed any procedures with respect to the preliminary financial information, nor have they expressed any opinion or any other form of assurance on the information.